Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement 333-282790 on Form S-3 and the Registration Statements 333-172035, 333-179800, 333-188925, 333-190586, 333-192222, 333-197808, 333-261122, 333-261122 and 333-271981 on Form S-8 of our reports dated February 26, 2026 relating to the consolidated balance sheets of BankUnited, Inc. as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three year period ended December 31, 2025, and the effectiveness of BankUnited, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BankUnited, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statements.

/s/Deloitte and Touche LLP

Miami, Florida
February 26, 2026